Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the second quarter of 2020.

Highlights

•Total mineral and royalty production for the second quarter of 2020 equaled 34.0 MBoe/d, a decrease of 7.3% over the prior quarter; total production, including working interest volumes, was 42.6 MBoe/d for the quarter.
•Net income (loss) and Adjusted EBITDA for the quarter totaled $(8.4) million and $72.4 million, respectively.
•Distributable cash flow was $64.4 million for the second quarter, resulting in distribution coverage for all units of 2.1x based on the announced cash distribution of $0.15 per unit.
•Closed two previously announced mineral and royalty divestitures in July 2020, resulting in total proceeds, after closing adjustments, of $150.1 million.
•Total debt at the end of the second quarter was $323 million; total debt to trailing twelve-month Adjusted EBITDA was 1.0x at quarter-end. As of July 31, 2020, total debt had been reduced to $153 million.
•Entered into a development agreement with Aethon Energy with respect to Black Stone's undeveloped mineral and leasehold acreage in the Shelby Trough in Angelina County, Texas
•Entered into a new incentive agreement with XTO Energy, Inc ("XTO") whereby XTO is expected to complete and turn to sales the 13 existing drilled but uncompleted wells on Black Stone's San Augustine Shelby Trough acreage.
•Increased distribution to $0.15 per common unit with respect to the second quarter of 2020.
•Continued to conduct business in a remote work environment as part of the Company’s response to the COVID-19 pandemic.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We have taken decisive action to strengthen our balance sheet even further in light of the depressed commodity price environment and dramatic reduction in drilling activity. After closing the two asset sales in July, we have reduced our total debt balance by 58% since the start of the year. We also remain focused on maximizing the value of our existing asset base, as evidenced by our recent development agreements with Aethon and XTO. With the debt reduction, lower cost structure following the G&A reductions last quarter, and development opportunities across the portfolio, Black Stone is well positioned to weather the current industry downturn.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume was 34.0 MBoe/d (74% natural gas) for the second quarter of 2020, compared to 39.7 MBoe/d for the comparable period in 2019. Royalty production for the first quarter of 2020 was 36.7 MBoe/d.

Working interest production for the second quarter of 2020 was 8.6 MBoe/d, and represents decreases of 16% and 30%, respectively, from the levels generated in the quarters ended March 31, 2020 and June 30, 2019. The decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 42.6 MBoe/d (80% mineral and royalty, 78% natural gas) for the second quarter of 2020. Total production was 52.2 MBoe/d and 46.9 MBoe/d for the quarters ended June 30, 2019 and March 31, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $14.37 for the quarter ended June 30, 2020. This is a decrease of 31% from $20.81 per Boe for the first quarter of 2020 and a 47% decrease compared to $26.90 for the second quarter of 2019.

Black Stone reported oil and gas revenue of $55.7 million (46% oil and condensate) for the second quarter of 2020, a decrease of 37% from $88.7 million in the first quarter of 2020. Oil and gas revenue in the second quarter of 2019 was $127.7 million.

The Company reported a loss on commodity derivative instruments of $19.2 million for the second quarter of 2020, composed of a $36.5 million gain from realized settlements and a non-cash $55.7 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported gains on commodity derivative instruments of $90.0 million and $29.2 million for the quarters ended March 31, 2020 and June 30, 2019, respectively.

Lease bonus and other income was $2.0 million for the second quarter of 2020, primarily related to leasing activity in the Permian Basin. Lease bonus and other income for the quarters ended March 31, 2020 and June 30, 2019 was $4.3 million and $6.7 million, respectively.

There was no impairment for the quarters ended June 30, 2020 and June 30, 2019. There was a $51.0 million impairment for the quarter ended March 31, 2020.

The Company reported net income (loss) of $(8.4) million for the quarter ended June 30, 2020, compared to net income of $76.1 million in the preceding quarter. For the quarter ended June 30, 2019, net income was $95.1 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2020 was $72.4 million, which compares to $71.1 million in the first quarter of 2020 and $108.3 million in the second quarter of 2019. Distributable cash flow for the quarter ended June 30, 2020 was $64.4 million. For the quarters ended March 31, 2020 and June 30, 2019, distributable cash flow was $66.2 million and $98.0 million, respectively.

Financial Position and Activities

As of June 30, 2020, Black Stone Minerals had $1.6 million in cash and $323.0 million outstanding under its credit facility. The ratio of total debt at June 30, 2020 to trailing twelve-month Adjusted EBITDA was 1.0x.

During July 2020, the Company paid down $170 million of outstanding borrowings under its credit facility from the net proceeds of the two asset sales and internally-generated cash flow. As of July 31, 2020, $153.0 million was outstanding under the credit facility and the Company had $1.6 million in cash. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the first quarter, the borrowing base of Black Stone's credit facility was decreased to $460 million as part of its regularly scheduled borrowing base redetermination. In connection with the closing of the two asset sales in July, the borrowing base was reduced by an additional $30 million to $430 million.

During the second quarter of 2020, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

Second Quarter 2020 Distributions

As previously announced, the Board approved a cash distribution of $0.15 for each common unit attributable to the second quarter of 2020. This represents an increase of 88% from the first quarter distribution of $0.08 per common unit. The quarterly distribution coverage ratio attributable to the second quarter of 2020 was approximately 2.1x. Distributions will be payable on August 21, 2020 to unitholders of record as of the close of business on August 14, 2020.

Activity Update

Well Additions

For the quarter ended June 30, 2020, Black Stone added 236 gross wells across its acreage position. On a net basis, representing the sum of the Company's fractional ownership in the gross, Black Stone added 2.93 wells.

Shelby Trough Update

On May 5, 2020, Black Stone entered into a development agreement with affiliates of Aethon Energy (“Aethon”) with respect to the Company’s undeveloped Shelby Trough Haynesville and Bossier shale acreage in Angelina County, Texas. The agreement provides for minimum well commitments by Aethon in exchange for reduced royalty rates and exclusive access to Black Stone’s mineral and leasehold acreage in the contract area. The agreement calls for a minimum of four wells to be drilled in the initial program year, which begins in the third quarter of 2020, increasing to a minimum of 15 wells per year beginning with the third program year.

On June 11, 2020, Black Stone announced it has entered into a new incentive agreement with XTO Energy Inc. (“XTO”) with respect to certain drilled but uncompleted wells (“DUCs”) in the Company’s Shelby Trough acreage in San Augustine County, Texas. The agreement allows for royalty relief on 13 existing DUCs if XTO completes and turns the wells to sales by March 31, 2021.

In addition to the agreement covering the DUCs, Black Stone is actively evaluating alternatives to encourage further development activity in the Shelby Trough in San Augustine through a combination of working with XTO and utilizing the Company’s available acreage position and contractual rights to bring in a second operating partner.

Update to 2020 Guidance

Given the dramatic impact on the energy industry caused by the COVID-19 pandemic, Black Stone is lowering its production and lease bonus guidance for 2020 relative to the expectations announced earlier this year, as well as updating certain other items of its original guidance as shown in the table below. This guidance is subject to further revision given the ongoing uncertainty around the recovery in energy demand and the timing and extent of upstream operators resuming development activity.

	Original FY 2020	Revised FY 2020
Total production (MBoe/d)	40.5 - 43.5	39.0 - 42.0
Percent natural gas	~71%	~75%

Lease bonus and other income ($MM)	$20 - $30	<$10

Lease operating expense ($MM)	$16 - $18	$14 - $16
Production costs and AV taxes (% of pre-derivative O&G revenue)	14% - 16%	16% - 18%

DD&A ($/Boe)	$6.00 - $6.50	$5.00 - $5.50

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2020 and 2021. The Company's hedge position as of July 31, 2020 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price	Oil Costless Collars	Collar Floor	Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
2Q20	210	$57.32	70	$56.43	$67.14
3Q20	630	$57.32	210	$56.43	$67.14
4Q20	630	$57.32	210	$56.43	$67.14
1Q21	480	$36.18
2Q21	480	$36.18
3Q21	480	$36.18
4Q21	480	$36.18

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q20	10,120	$2.69
4Q20	10,120	$2.69
1Q21	7,200	$2.60
2Q21	7,280	$2.60
3Q21	7,360	$2.60
4Q21	7,360	$2.60

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2020, which is expected to be filed on or around August 4, 2020.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2020 on Tuesday, August 4, 2020 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 5654166. A recording of the conference call will be available on Black Stone's website through September 3, 2020.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Director, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

REVENUE
Oil and condensate sales	$25,417	$74,072	$77,510	$131,776
Natural gas and natural gas liquids sales	30,311	53,642	66,953	115,282
Lease bonus and other income	1,975	6,717	6,283	12,362
Revenue from contracts with customers	57,703	134,431	150,746	259,420
Gain (loss) on commodity derivative instruments	(19,174)	29,187	70,837	(11,996)
TOTAL REVENUE	38,529	163,618	221,583	247,424
OPERATING (INCOME) EXPENSE
Lease operating expense	3,293	3,849	7,120	9,141
Production costs and ad valorem taxes	9,555	14,450	21,931	29,042
Exploration expense	23	304	24	308
Depreciation, depletion, and amortization	19,193	29,725	42,375	57,558
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	11,501	14,347	23,357	35,561
Accretion of asset retirement obligations	278	277	550	554
TOTAL OPERATING EXPENSE	43,843	62,952	146,388	132,164
INCOME (LOSS) FROM OPERATIONS	(5,314)	100,666	75,195	115,260
OTHER INCOME (EXPENSE)
Interest and investment income	3	47	34	93
Interest expense	(2,964)	(5,652)	(7,391)	(11,177)
Other income (expense)	(96)	26	(97)	(72)
TOTAL OTHER EXPENSE	(3,057)	(5,579)	(7,454)	(11,156)
NET INCOME (LOSS)	(8,371)	95,087	67,741	104,104
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(10,500)	(10,500)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$(13,621)	$89,837	$57,241	$93,604
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	(13,621)	67,718	57,241	69,611
Subordinated units	—	22,119	—	23,993
	$(13,621)	$89,837	$57,241	$93,604
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$(0.07)	$0.45	$0.28	$0.54
Weighted average common units outstanding (basic)	206,707	150,101	206,669	129,873
Per subordinated unit (basic)	$—	$0.39	$—	$0.32
Weighted average subordinated units outstanding (basic)	—	56,104	—	76,105
Per common unit (diluted)	$(0.07)	$0.44	$0.28	$0.54
Weighted average common units outstanding (diluted)	206,707	165,070	206,669	129,873
Per subordinated unit (diluted)	$—	$0.39	$—	$0.32
Weighted average subordinated units outstanding (diluted)	—	56,104	—	76,105

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	864	1,316	2,027	2,424
Natural gas (MMcf)[1]	18,090	20,594	36,702	39,209
Equivalents (MBoe)	3,879	4,748	8,144	8,959
Equivalents/day (MBoe)	42.6	52.2	44.7	49.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$29.42	$56.30	$38.24	$54.37
Natural gas ($/Mcf)[1]	1.68	2.60	1.82	2.94
Equivalents ($/Boe)	$14.37	$26.90	$17.74	$27.58
Revenue:
Oil and condensate sales	$25,417	$74,072	$77,510	$131,776
Natural gas and natural gas liquids sales[1]	30,311	53,642	66,953	115,282
Lease bonus and other income	1,975	6,717	6,283	12,362
Revenue from contracts with customers	57,703	134,431	150,746	259,420
Gain (loss) on commodity derivative instruments	(19,174)	29,187	70,837	(11,996)
Total revenue	$38,529	$163,618	$221,583	$247,424
Operating expenses:
Lease operating expense	$3,293	$3,849	$7,120	$9,141
Production costs and ad valorem taxes	9,555	14,450	21,931	29,042
Exploration expense	23	304	24	308
Depreciation, depletion, and amortization	19,193	29,725	42,375	57,558
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	11,501	14,347	23,357	35,561
Other expense:
Interest expense	2,964	5,652	7,391	11,177
Per Boe:
Lease operating expense (per working interest Boe)	$4.18	$3.40	$4.15	$3.92
Production costs and ad valorem taxes	2.46	3.04	2.69	3.24
Depreciation, depletion, and amortization	4.95	6.26	5.20	6.42
General and administrative	2.96	3.02	2.87	3.97
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
 Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures during the subordination period, cash interest expense, distributions to preferred unitholders, and restructuring changes.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$(8,371)	$95,087	$67,741	$104,104
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	19,193	29,725	42,375	57,558
Impairment of oil and natural gas properties	—	—	51,031	—
Interest expense	2,964	5,652	7,391	11,177
Income tax expense (benefit)	126	35	162	166
Accretion of asset retirement obligations	278	277	550	554
Equity–based compensation	2,474	3,816	(420)	13,039
Unrealized (gain) loss on commodity derivative instruments	55,726	(26,256)	(25,331)	16,670
Adjusted EBITDA	72,390	108,336	143,499	203,268
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(7)	294	(309)	(10)
Cash interest expense	(2,704)	(5,392)	(6,872)	(10,661)
Estimated replacement capital expenditures[1]	—	—	—	(2,750)
Preferred unit distributions	(5,250)	(5,250)	(10,500)	(10,500)
Restructuring charges	—	—	4,815	—
Distributable cash flow	$64,429	$97,988	$130,633	$179,347

Total units outstanding[2]	206,738	205,957
Distributable cash flow per unit	$0.312	$0.476
1 The board established a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019. Due to the expiration of the subordination period, we do not intend to establish a replacement capital expenditure estimate for periods subsequent to March 31, 2019.
2 The distribution attributable to the three months ended June 30, 2020 is estimated using 206,737,644 common units as of July 31, 2020; the exact amount of the distribution attributable to the three months ended June 30, 2020 will be determined based on units outstanding as of the record date of August 14, 2020. Distributions attributable to the three months ended June 30, 2019 were calculated using 205,957,427 common units as of the record date of August 15, 2019.